Exhibit 99.1

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2004 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $161,000 or ($0.02) per Class A Unit, on revenues of $787,000. The second quarter marks the end of the harvest season and normally accounts for less than 4% of the total year’s harvest. In 2003, the net loss was $185,000, or ($0.02) per Class A Unit, on $1.1 million in revenues. The second quarter is usually one of the year’s lowest harvest periods

Nut revenues were $153,000 for the three months ended June 30, 2004, compared to $372,000 in the prior year, due to different weather patterns affecting the timing of the harvest. Farming service revenues were $634,000, or approximately 14% lower than the previous quarter.

For the first six months of 2004, revenues were $2.8 million and the net loss was $256,000, or ($0.03) per Class A Unit. Revenues in the first six months of 2003 were $3.4 million and the net loss was $328,000, or ($0.04) per Class A Unit.

On July 9, 2004, Mauna Loa Macadamia Corporation, the Partnership’s exclusive customer, announced that it had entered into an agreement to acquire its major competitor, Mac Farms of Hawaii. The purchase includes a macadamia nut processing plant, the brand name “MacFarms”, customer lists, and employees related to the processing and marketing portion of its business from MacFarms of Hawaii for an undisclosed sum.  The announcement also said that Mauna Loa would lease approximately 4,000 acres of macadamia orchards operated by MacFarms from an affiliate of MacFarms.

The Partnership believes that such an acquisition would give Mauna Loa a monopoly over the processing of wet-in-shell macadamia nuts on the Island of Hawaii, as well as a monopoly over the supply of nuts to other processors. In turn, the acquisition would give Mauna Loa monopoly power over the growers, other processors on the Island of Hawaii, and consumers of macadamia nuts both in Hawaii and on the mainland United States.

The Partnership has conveyed these concerns to Mauna Loa, to the Department of Agriculture of the State of Hawaii, to the Attorney General of the State of Hawaii, to the representatives to the State legislature from the Island of Hawaii, and to the members of the County

Council on the Island of Hawaii.  Mauna Loa is persisting in its attempt to acquire MacFarms and has sent out termination notices to all employees.

The Partnership is considering filing a suit in the Hawaii State Court in Hilo, Hawaii alleging such a monopoly, and asking for a preliminary injunction to prevent the acquisition and all further attempts to tie up the nut supply on the Island of Hawaii in long-term contracts.

All macadamia nuts grown by the Partnership must be sold at this time under five different contracts with Mauna Loa.  About 70% of this supply (15 million lbs.) is subject to four contracts terminating in December 2006.  The remaining supply (about 6 million lbs) is subject to a contract terminating in 2019.

The acquisition, if it proceeds, will not necessarily result in lower prices for the Partnership’s nuts through December 2006.  However, Mauna Loa would have 80% of the processing capacity on the Island of Hawaii.  The next largest processor would only have 10% of the capacity.  The Partnership believes that Mauna would be in a position to dictate the prices of nuts sold by growers if the acquisition closes.  The Partnership is concerned that Hamakua Macadamia Nut Company, currently the processor who processes 10% of the nuts, could be driven out of business, thus forcing the Partnership and all other Hawaii growers to deal exclusively with Mauna Loa after 2006.

The Partnership has asked the Attorney General to take action to prevent the acquisition, but filed suit because it wasn’t sure what action the Attorney might take, or whether it would be taken in time to prevent the acquisition.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.
Income Statements (unaudited)
(in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Macadamia nut sales	$153	$372	$1,309	$1,403
Contract farming revenue	634	736	1,530	2,010
Total revenues	787	1,108	2,839	3,414

Cost of goods and services sold	647	1,040	2,491	3,130
Gross income	140	68	348	283
General and administrative expenses	261	211	517	506
Operating income (loss)	(121)	(143)	(169)	(223)
Interest expense	(38)	(46)	(82)	(103)
Interest income	3	5	7	8
Income (loss) before tax	(156)	(184)	(244)	(318)
Income tax expense	5	1	12	10
Net income (loss)	$(161)	$(185)	$(256)	$(328)

Net cash flow (as defined in the Partnership Agreement)	$(486)	$(440)	$(341)	$(348)

Net income (loss) per Class A Unit	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Net cash flow per Class A Unit	$(0.06)	$(0.06)	$(0.05)	$(0.05)

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500